Exhibit 4.3

SHARE INCENTIVE PLAN

THIS PARTICIPATION AGREEMENT is made on the ________ day of___________, 20__

BETWEEN:THE COMPANY

AND:THE EMPLOYEE

RECITALS:-

(A)	The Employee has been employed by a Group Company from the Employment Date.
(B)	The Company has established the Plan for the benefit of the Participants.
(C)

In consideration of the Employee’s continued employment with a Group Company, the Employee will become a Participant and the Company will as more particularly set out below make available to the Employee Redeemable Shares on preferential terms.

IT IS AGREED:-

1.	In this Agreement, unless the context otherwise requires, singular words include the plural, words of one gender include any other gender and the following expressions have the following meanings:-
(1)	“the Company” means Consolidated Water Co. Ltd. of P.O. Box 1114 GT, Grand Cayman, Cayman Islands B.W.I.;
(2)	“the Employee” means the person described in Item 1 of the Schedule;
(3)	“the Employment Date” means the date set out in Item 2 of the Schedule;
(4)	“the First Financial Year” means the Company’s financial year ended on the date set out in Item 3 of the Schedule, being the financial year in which the Employee became a Participant;
(5)	“the Grant Date” means the tenth business day after the date of the Company’s Annual General Meeting at which the financial statements for the relevant financial year are approved;
(6)

“Group Company” means the Company and any company (“the Subsidiary”) of which the issued share capital having ordinary unconditional voting power to elect a majority of its board of directors or in which the interest in its capital or profits is directly owned or controlled by (i) the Company, (ii) the Company and one or more of its other Subsidiaries or (iii) one or more of the Company’s Subsidiaries;

(7)	“Issue Price” means three-quarters of the average of the closing market price of each Ordinary Share on each of the first seven (7) trading days in the month of October of the relevant financial year;

(8)	“Ordinary Shares” means ordinary shares of CI$1.00 each in the capital of the Company;
(9)

“Participant” means an employee of any Group Company, other than a director or officer, who has been employed to one or more Group Companies for at least four (4) years and still remains so employed on the relevant Grant Date; and for the purposes of this definition, the period of employment to –a Group Company at a time when it was not a Group Company must be disregarded;

(10)	“Plan” means the Share Incentive Plan established by the Company for the benefit of the Participants and evidenced in respect of the Employee by this Agreement;
(11)	“Redeemable Shares” means Redeemable Preference Shares of CI$1.00 each in the capital of the Company.
2.

In respect of the First Financial Year and for each complete financial year thereafter during which the Employee continues as an employee of a Group Company and provided in both cases that he is still so employed on the next succeeding Grant Date, the Company will issue without payment to the Employee the number of Preference Shares arrived at by the application of the following formula:-

BS	x	DP	x	l	x	l
		SE		2		1P

.

Where:-

BS

is the Employee’s total base salary (excluding overtime and any benefits or other additional compensation), converted into United States Dollars at the prevailing exchange rate at the close of business on the Grant Date, for the relevant financial year or part, and in respect of the First Financial Year is to be multiplied by a fraction of which the number of completed months in that First Financial Year after the Employee becomes a Participant is the numerator and 12 is the denominator;

DP	is the total of dividends paid to its shareholders in, or declared in respect of, the relevant financial year by the Company;
SE	is the total stockholders’ equity of the Company as at December 31st of the relevant financial year as disclosed by the Company’s Audited Financial Statements; and
IP	is the Issue Price.
3.	The calculation of the number to be issued, and the issue, of the Preference Shares to the Employee will be made on the Grant Date.

4.

In addition to the Preference Shares to be issued to the Employee, the Employee may within thirty (30) days of the Grant Date subscribe for cash for further Preference Shares not exceeding the number of Preference Shares issued to him under Clauses 2 and 3 at the Issue Price for each Preference Share. The Employee may exercise this option by written notice to the Company enclosing full payment and the Company will issue the Preference Shares so subscribed for within ten (10) business days.

5.

If any dispute arises as to the number of Preference Shares to be issued to the Employee under Clauses 2 to 4 (inclusive), the matter must be referred to the Company’s auditors whose determination, acting as experts, not as arbitrators, will be final and binding on all parties.

6.	If:-
(1)	the Employee is still employed. by a Group Company on the fourth anniversary of each Grant Date, then in respect of each Preference Share held by him for at least four years, or
(2)

any person or affiliated group of persons acquires thirty percent (30%) or more of the issued Ordinary Shares, then in respect of each Preference Share held by the Employee (whether or not held for four years), the Company must make an offer to the Employee to redeem those Preference Shares in exchange for the same number of Ordinary Shares and the Employee must accept that offer and surrender to the Company the share certificate(s) covering the relevant Preference Shares for cancellation. The Company will issue a certificate for the requisite number of Ordinary Shares to the Employee within ten (10) business days of the surrender of the Preference Share certificate to it.

For the purposes of this Clause, the Company’s directors have the sole right in their absolute discretion to determine whether any persons constitute an affiliated group of persons and their determination in any particular case is final.

7.	If the Employee’s employment with a Group Company terminates otherwise than by reason of:-
(1)	his death, or
(2)	his permanent disability rendering him unable to work, or
(3)	his reaching the age of sixty-five (65) years, whether or not he retires,

then the Company may but is not obliged to, at any time up to and including the first anniversary of that termination give notice to the Employee that it intends to redeem his Preference Shares for cash at the Issue Price in respect of each Preference Share and that redemption must be completed by the Employee surrendering the share certificate(s) for the Preference Shares to the Company and the Company paying the Employee for the Preference Shares within thirty (30) days of the date of the notice.

8.	If the Employee’s employment with a Group Company terminates by reason of:
(1)	his death, or
(2)	his permanent disability rendering him unable to work, or
(3)	his reaching the age of sixty-five (65) years and retiring,

then the Company must within thirty (30) days of that termination give notice to the Employee that it intends to redeem his Preference Shares in exchange for an equal number of Ordinary Shares and that redemption must be completed by the Employee surrendering the share certificate(s) for the Preference Shares to the Company and the Company issuing him the requisite number of Ordinary Shares within thirty (30) days of the date of the notice.

9.	For the avoidance of doubt, the Company is under no obligation to issue Preference Shares in respect of a financial year in or in respect of which no dividends are declared or paid.
10.

The Company may amend or terminate this Agreement at any time by notice to the Employee and, in the event of termination, the Company will be under no further obligation to issue further Preference Shares in respect of any financial year, future, current or past, but no modification or termination will prejudice the Company’s rights under Clauses 7 and 8 in respect of issued Preference Shares.

11.

All notices given pursuant to this Agreement must be in writing and must be delivered either by hand or by registered post to the respective addresses set out above. Notices will be deemed to be delivered three (3) days after proof of posting.

12.	This Agreement is governed by and must be construed in accordance with the laws of the Cayman Islands and the parties submit to the jurisdiction of the Cayman Islands courts.

THE SCHEDULE

Item 1:	The Employee is ____________________ of ________________ _____________________.
Item 2:	The Employment Date is the ____ day of _______________, _______.
Item 3:	The First Financial Year is the year ended 31st December, _____.

Company by presence of:-
SIGNED for and on behalf of the Company by in the presence of:-	) ) ) ) ) )	CONSOLIDATED WATER CO. LTD. Per: Director
Witness

presence of:-
SIGNED by the Employee in the in the presence of:-	) ) ) ) )
Witness